Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-220491 and No. 333-248425) and Form S-8 (No. 333-171996 and No. 333-248426) of The First Bancshares, Inc. of our report dated March 12, 2021 on the consolidated balance sheet of The First Bancshares, Inc. as of December 31, 2020 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2020 and 2019 appearing in this Annual Report on Form 10-K of The First Bancshares, Inc. for the year ended December 31, 2021.

/s/ Crowe LLP

Atlanta, Georgia
March 11, 2022